Exhibit 99.1

QE Brushes to Become Virtual Medical International

Dateline: Los Angeles

QE Brushes (QEBR), a Nevada corporation has applied for a name change to become Virtual Medical International. Virtual Medical International aims to be a leader in the field of Telemedicine.

As the population around the world grows, it is becoming increasingly difficult for patients to get timely medical care. Virtual Medical International plans to address these needs in exciting new ways. By creating 'Virtual Waiting Rooms', we plan on providing patients with 24 hour access to physicians for non life threatening consultations thereby alleviating the already overworked emergency rooms of their current role as primary care facilities. On line consultations will allow patients to have their questions answered in the privacy of their homes. The American Telemedicine Association currently supports legislation that would allow patients in remote locations to consult physicians on line. Virtual Medicine International will attempt to bring this same concept to everyone, regardless of location, thereby reaching potentially over a billion potential patients.

Virtual Medicine International also plans on providing patients with medical informational through web based sites such as Explain My Surgery and Explain My Chiropractic Care. towards this end, Virtual Medical International has purchased Explain My Surgery, Inc., from Entertainment Arts Research Technology (EARI). Entertainment Arts Research Technology is currently a leader in the formation of 'Second Life' virtual world platforms for games. Virtual Medical International has reached a strategic partnership with EARI to have them create the 'Virtual Waiting Rooms' using their outstanding graphics and second life expertise.

Contact: Michael Davis
             (310) 470 2616